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                                                                   Exhibit 10.48


2/98(R062700)114264724                                                *LEAS1998*

MASTER LEASE AGREEMENT

Dated as of 6/29/01 ("Agreement")

THIS AGREEMENT is between General Electric Capital Corporation (together with its successors and assigns, if any, "Lessor") and Star Scientific, Inc. ("Lessee"). Lessor has an office at 1000 Windward Concourse Suite 403, Alpharetta, GA 30005. Lessee is a corporation organized and existing under the laws of the state of Delaware. Lessee's mailing address and chief place of business is 801 Liberty Way, Chester, VA 23836. This Agreement contains the general terms that apply to the leasing of Equipment from Lessor to Lessee. Additional terms that apply to the Equipment (term, rent, option, etc.) shall be contained on a schedule ("Schedule").

1. LEASING:

(a) Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the equipment ("Equipment") described in any Schedule signed by both parties.

(b) Lessor shall purchase Equipment from the manufacturer or supplier ("Supplier") and lease it to Lessee if on or before the Last Delivery Date Lessor receives (i) a Schedule for the Equipment, (ii) evidence of insurance which complies with the requirements of Section 9, and (iii) such other documents as Lessor may reasonably request. Each of the documents required above must be in form and substance satisfactory to Lessor. Lessor hereby appoints Lessee its agent for inspection and acceptance of the Equipment from the Supplier. Once the Schedule is signed, the Lessee may not cancel the Schedule.

2. TERM, RENT AND PAYMENT:


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(a) The rent payable for the Equipment and Lessee's right to use the Equipment shall begin on the earlier of (i) the date when the Lessee signs the Schedule and accepts the Equipment or (ii) when Lessee has accepted the Equipment under a Certificate of Acceptance ("Lease Commencement Date"). The term of this Agreement shall be the period specified in the applicable Schedule. The work "term" shall include all basic and any renewal terms.

(b) Lessee shall pay rent to Lessor at its address stated above, except as otherwise directed by Lessor. Rent payments shall be in the amount set forth in and due as stated in the applicable Schedule. If any Advance Rent (as stated in the Schedule) is payable, it shall be due when the Lessee signs the Schedule. Advance Rent shall be applied to the first rent payment and the balance, if any, to the final rent payment(s) under such Schedule. In no event shall any Advance Rent of any other rent payments be refunded to Lessee. If rent is not paid within ten (10) days of its due date, Lessee agrees to pay a late charge of five cents ($.05) per dollar on, and in addition to, the amount of such rent but not exceeding the lawful maximum, if any.

3. RENT ADJUSTMENT:

(a) If, solely as a result of Congressional enactment of any law (including, without limitation, any modification of, or amendment or addition to, the Internal Revenue Code of 1986, as amended, ("Code")), the maximum effective corporate income tax rate (exclusive of any maximum tax rate) for calendar-year taxpayers ("Effective Rate") is higher than thirty-five percent (35%) for any year during the lease term, then Lessor shall have the right to increase such rent payments by requiring payment of a single additional sum. The additional sum shall be equal to the product of (i) the Effective Rate (expressed as a decimal) for such year less .35 (or, in the event that any adjustment has been made hereunder for any previous year, the Effective Rate (expressed as a decimal) used in calculating the next previous adjustment) times (ii) the adjusted Termination Value (defined below), divided by (iii) the difference between the new Effective Rate (expressed as a decimal) and one (1). The adjusted Termination Value shall be the


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Termination Value (calculated as of the first rent due in the year for which the adjustment is being made) minus the Tax Benefits that would be allowable under
Section 168 of the Code (as of the first day of the year for which such adjustment is being made and all future years of the lease term). The
Termination Values and Tax Benefits are defined on the Schedule. Lessee shall pay to Lessor the full amount of the additional rent payment on the later of (i) receipt of notice or (ii) the first day of the year for which such adjustment is being made.

(b) Lessee's obligations under this Section 3 shall survive any expiration or termination of this Agreement.

4. TAXES:

(a) If permitted by law, Lessee shall report and pay promptly all taxes, fees and assessments due, imposed, assessed or levied against any Equipment (or purchase, ownership, delivery, leasing, possession, use or operation thereof), this Agreement (or any rents or receipts hereunder), any Schedule, Lessor or Lessee by any governmental entity or taxing authority during or related to the term of this Agreement, including, without limitation, all license and registration fees, and all sales, use, personal property, excise, gross receipts, franchise, stamp or other taxes, imports, duties and charges, together with any penalties, fines or interest thereon (collectively "Taxes"). Lessee shall have no liability for Taxes imposed by the United States of America or any state or political subdivision thereof which are on or measured by the net income of Lesser except as provided in Sections 3 and 14(c). Lessee shall promptly reimburse Lessor (on an after tax basis) for any Taxes charged to or assessed against Lessor. Lessee shall show Lessor as the owner of the Equipment on all tax reports or returns, and send Lessor a copy of each report or return and evidence of Lessee's payment of Taxes upon request.

(b) Lessee's obligations, and Lessor's rights and privileges, contained in this
Section 4 shall survive the expiration or other termination of this Agreement.


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5. REPORTS:

(a) If any tax or other lien shall attach to any Equipment, Lessee will notify Lessor in writing, within ten (10) days after Lessee becomes aware of the tax or lien. The notice shall include the full particulars of the tax or lien and the location of such Equipment on the date of the notice.

(b) Lessee will deliver to Lessor Lessee's complete financial statements, certified by a recognized firm of certified public accountants within ninety
(90) days of the close of each fiscal year of Lessee. Lessee will deliver to Lessor copies of Lessee's quarterly financial report certified by the chief financial officer of Lessee, within ninety (90) days of the close of each fiscal quarter of Lessee. Lessee will deliver to Lessor all Forms 10-K and 10-Q, if any, filed with the Securities and Exchange Commission within thirty (30) days after the date on which they are filed.

(c) Lessor may inspect any Equipment during normal business hours after giving Lessee reasonable prior notice.

(d) Lessee will keep the Equipment at the Equipment Location (specified in the applicable Schedule) and will give Lessor prior written notice of any relocation of Equipment. If Lessor asks, Lessee will promptly notify Lessor in writing of the location of any Equipment.

(e) If any Equipment is lost or damaged (where the estimated repair costs would exceed the greater of ten percent (10%) of the original Equipment cost or ten thousand and 00/100 dollars ($10,000)), or is otherwise involved in an accident causing personal injury or property damage, Lessee will promptly and fully report the event to Lessor in writing.

(f) Lessee will furnish a certificate of an authorized officer of Lessee stating that he has reviewed the activities of Lessee and that, to the best of his knowledge, there exists no


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default or event which with notice or lapse of time (or both) would become such a default within thirty (30) days after any request by Lessor.

6. DELIVERY, USE AND OPERATION:

(a) All Equipment shall be shipped directly from the Supplier to Lessee.

(b) Lessee agrees that the Equipment will be used by Lessee solely in the conduct of its business and in a manner complying with all applicable laws, regulations and insurance policies and Lessee shall not discontinue use of the Equipment.

(c) Lessee will not move any Equipment from the location specified on the Schedule, without the prior written consent of Lessor.

(d) Lessee will keep the Equipment free and clear of all liens and encumbrances other than those which result from acts of Lessor.

(e) Lessor shall not disturb Lessee's quiet enjoyment of the Equipment during the term of the Agreement unless a default has occurred and in continuing under this Agreement.

7. MAINTENANCE:

(a) Lessee will, at its sole expense, maintain each unit of Equipment in good operating order and repair, normal wear and tear excepted. The Lessee shall also maintain the Equipment in accordance with manufacturer's recommendations. Lessee shall make all alterations or modifications required to comply with any applicable law, rule or regulation during the term of this Agreement. If Lessor requests, Lessee shall affix plates, tags or other identifying labels showing ownership thereof by Lessor. The tags or labels shall be placed in a prominent position on each unit of Equipment.


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(b) Lessee will not attach or install anything on any Equipment that will impair the originally intended function or use of such Equipment without the prior written consent of Lessor. All additions, parts, supplies, accessories, and equipment ("Additions") furnished or attached to any Equipment that are not readily removable shall become the property of Lessor. All Additions shall be made only in compliance with applicable law. Lessee will not attach or install any Equipment to or in any other personal or real property without the prior written consent of Lessor.

8. STIPULATED LOSS VALUE: If for any reason any unit of Equipment becomes worn out, lost, stolen, destroyed, irreparably damaged or unusable ("Casualty Occurrences") Lessee shall promptly and fully notify Lessor in writing. Lessee shall pay Lessor the sum of (i) the Stipulated Loss Value (see Schedule) of the affected unit determined as of the rent payment date prior to the Casualty Occurrence; and (ii) all rent and other amounts which are then due under this Agreement on the Payment Date (defined below) for the affected unit. The Payment Date shall be the next rent payment date after the Casualty Occurrence. Upon payment of all sums due hereunder, the term of this lease as to such unit shall terminate.

9. INSURANCE:

(a) Lessee shall bear the entire risk of any loss, theft, damage to, or destruction of, any unit of Equipment from any cause whatsoever from the time the Equipment is shipped to Lessee.

(b) Lessor agrees, at its own expense, to keep all Equipment insured for such amounts and against such hazards as Lessor may reasonably require. All such policies shall be with companies, and on terms, reasonably satisfactory to Lessor. The insurance shall include coverage for damage to or loss of the Equipment, liability for personal injuries, death or property damage. Lessor shall be named as additional insured with a loss payable clause in favor of Lessor, as its interest may appear, irrespective of any breach of warranty or other act or omission of Lessee. The insurance shall provide for liability


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coverage in an amount equal to at least ONE MILLION U.S. DOLLARS ($1,000,000.00)
total liability per occurrence, unless otherwise stated in any Schedule. The casualty/property damage coverage shall be in an amount equal to the higher of the Stipulated Loss Value or the full replacement cost of the Equipment. No insurance shall be subject to any co-insurance clause. The insurance policies shall provide that the insurance may not be altered or canceled by the insurer until after thirty (30) days written notice to Lessor. Lessee agrees to deliver to Lessor evidence of insurance reasonably satisfactory to Lessor.

(c) Lessee hereby appoints Lessor as Lessee's attorney-in-fact to make proof of loss and claim for insurance, and to make adjustments with insurers and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments. Lessor shall not act as Lessee's attorney-in-fact unless Lessee is in default. Lessee shall pay any reasonable expenses of Lessor in adjusting or collecting insurance. Lessee will not make adjustments with insurers except with respect to claims for damage to any unit of Equipment where the repair costs are less than the lesser of ten percent (10%) of the original Equipment cost or ten thousand and 00/100 dollars ($10,000). Lessor may, at its option, apply proceeds of insurance, in whole or in part, to (i) repair or replace Equipment or any portion thereof, or (ii) satisfy any obligation of Lessee to Lessor under this Agreement.

10. RETURN OF EQUIPMENT:

(a) At the expiration or termination of this Agreement or any Schedule, Lessee shall perform any testing and repairs required to place the units of Equipment in the same condition and appearance as when received by Lessee (reasonable wear and tear excepted) and in good working order for the original intended purpose of the Equipment. If required the units of Equipment shall be deinstalled, disassembled and crated by an authorized manufacturer's representative or such other service person as is reasonably satisfactory to Lessor. Lessee shall remove installed markings that are not necessary for the operation, maintenance or repair of the Equipment. All Equipment will be cleaned,


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cosmetically acceptable, and in such condition as to be immediately installed into use in a similar environment for which the Equipment was originally intended to be used. All waste material and fluid must be removed from the Equipment and disposed of in accordance with then current waste disposal laws. Lessee shall return the units of Equipment to a location within the continental United States as Lessor shall direct. Lessee shall obtain and pay for a policy of transit insurance for the redelivery period in an amount equal to the replacement value of the Equipment. The transit insurance must name Lessor as the loss payee. The Lessee shall pay for all costs to comply with this section
(a).

(b) Until Lessee has fully complied with the requirements of Section 10(a) above, Lessee's rent payment obligation and all other obligations under this Agreement shall continue from month to month notwithstanding any expiration or termination of the lease term. Lessor may terminate the Lessee's right to use the Equipment upon ten (10) days notice to Lessee.

(c) Lessee shall provide the Lessor a detailed inventory of all components of the Equipment including model and serial numbers. Lessee shall also provide an up-to-date copy of all other documentation pertaining to the Equipment. All service manuals, blue prints, process flow diagrams, operating manuals, inventory and maintenance records shall be given to Lessor at least ninety (90) days and not more than one hundred twenty (120) days prior to lease termination.

(d) Lessee shall make the Equipment available for on-site operational inspections by potential purchasers at least one hundred twenty (120) days prior to and continuing up to lease termination. Lessor shall provide Lessee with reasonable notice prior to any inspection. Lessee shall provide personnel, power and other requirements necessary to demonstrate electrical, hydraulic and mechanical systems for each item of Equipment.

11. DEFAULT AND REMEDIES:


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(a) Lessor may in writing declare this Agreement in default if: (i) Lessee breaches its obligation to pay rent or any other sum when due and fails to cure the breach within ten (10) days; (ii) Lessee breaches any of its insurance obligations under Section 9; (iii) Lessee breaches any of its other obligations and fails to cure that breach within thirty (30) days after written notice from Lessor; (iv) any representation or warranty made by Lessee in connection with the Agreement shall be false or misleading in any material respect; (v) Lessee or any guarantor or other obligor for the Lessee's obligations hereunder ("Guarantor") becomes insolvent or ceases to do business as a going concern;
(vi) any Equipment is illegally used; (vii) if Lessee or any Guarantor is a natural person, any death or incompetency of Lessee or such Guarantor or (viii) a petition is filed by or against Lessee or any Guarantor under any bankruptcy or insolvency laws and in the event of an involuntary petition, the petition is not dismissed within forty-five (45) days of the filing date. The default declaration shall apply to all Schedules unless specifically excepted by Lessor.

(b) After a default, at the request of Lessor, Lessee shall comply with the provisions of Section 10(a). Lessee hereby authorizes Lessor to peacefully enter any premises where any Equipment may be and take possession of the Equipment. Lessee shall immediately pay to Lessor without further demand as liquidated damages for loss of a bargain and not as a penalty, the Stipulated Loss Value of the Equipment (calculated as of the rent payment date prior to the declaration of default), and all rents and other sums then due under this Agreement and all Schedules. Lessor may terminate this Agreement as to any or all of the Equipment. A termination shall occur only upon written notice by Lessor to Lessee and only as to the units of Equipment specified in any such notice. Lessor may, but shall not be required to, sell Equipment at private or public sale, in bulk or in parcels, with or without notice, and without having the Equipment present at the place of sale. Lessor may also, but shall not be required to, lease, otherwise dispose of or keep idle all or part of the Equipment. Lessor may use Lessee's premises for a reasonable period of time for any or all of the purposes stated above without liability for rent, costs, damages or otherwise. The proceeds of sale, lease or other disposition, if any, shall be applied in the following order of priorities: (i) to pay all of Lessor's costs, charges and expenses


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incurred in taking, removing, holding, repairing and selling, leasing or otherwise disposing of Equipment; then, (ii) to the extent not previously paid by Lessee, to pay Lessor all sums due from Lessee under this Agreement; then
(iii) to reimburse to Lessee any sums previously paid by Lessee as liquidated damages; and (iv) any surplus shall be retained by Lessor. Lessee shall immediately pay any deficiency in (i) and (ii) above.

(c) The foregoing remedies are cumulative, and any or all thereof may be exercised instead of or in addition to each other or any remedies at law, in equity, or under statute. Lessee waives notice of sale or other disposition (and the time and place thereof), and the manner and place of any advertising. Lessee shall pay Lessor's actual attorney's fees incurred in connection with the enforcement, assertion, defense or preservation of Lessor's rights and remedies under this Agreement, or if prohibited by law, such lesser sum as may be permitted. Waiver of any default shall not be a waiver of any other or subsequent default.

(d) Any default under the terms of this or any other agreement between Lessor and Lessee may be declared by Lessor a default under this and any such other agreement.

12. ASSIGNMENT: LESSEE SHALL NOT SELL, TRANSFER, ASSIGN, ENCUMBER OR SUBLET ANY EQUIPMENT OR THE INTEREST OF LESSEE IN THE EQUIPMENT WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR. Lessor may, without the consent of Lessee, assign this Agreement, any Schedule or the right to enter into a Schedule. Lessee agrees that if Lessee receives written notice of an assignment from Lessor, Lessee will pay all rent and all other amounts payable under any assigned Schedule to such assignee or as instructed by Lessor. Lessee also agrees to confirm in writing receipt of the notice of assignment as may be reasonably requested by assignee. Lessee hereby waives and agrees not to assert against any such assignee any defense, set-off, recoupment claim or counterclaim which Lessee has or may at any time have against Lessor for any reason whatsoever.


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13. NET LEASE: Lessee is unconditionally obligated to pay all rent and other amounts due for the entire lease term no matter what happens, even if the Equipment is damaged or destroyed, if it is defective or if Lessee no longer can use it. Lessee is not entitled to reduce or set-off against rent or other amounts due to Lessor or to anyone to whom Lessor assigns this Agreement or any Schedule whether Lessee's claim arises out of this Agreement, any Schedule, any statement by Lessor, Lessor's liability or any manufacturer's liability, strict liability, negligence or otherwise.

14. INDEMNIFICATION:

(a) Lessee hereby agrees to indemnify Lessor, its agents, employees, successors and assigns (on an after tax basis) from and against any and all losses, damages, penalties, injuries, claims, actions and suits, including legal expenses, of whatsoever kind and nature arising out of or relating to the Equipment or this Agreement, except to the extent the losses, damages, penalties, injuries, claims, actions, suits or expenses result from Lessor's gross negligence or willful misconduct ("Claims"). This indemnity shall include, but is not limited to, Lessor's strict liability in tort and Claims, arising out of (i) the selection, manufacture, purchase, acceptance or rejection of Equipment, the ownership of Equipment during the term of this Agreement, and the delivery, lease, possession, maintenance, uses, condition, return or operation of Equipment (including, without limitation, latent and other defects, whether or not discoverable by Lessor or Lessee and any claim for patent, trademark or copyright infringement or environmental damage) or (ii) the condition of Equipment sold or disposed of after use by Lessee, any sublessee or employees of Lessee. Lessee shall, upon request, defend any actions based on, or arising out of, any of the foregoing.

(b) Lessee hereby represents, warrants and covenants that (i) on the Lease Commencement Date for any unit of Equipment, such unit will qualify for all of the items of deduction and credit specified in Section C of the applicable Schedule ("Tax Benefits") in the hands of Lessor, and (ii) at no time during the term of the Agreement will Lessee take or


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omit to take, nor will it permit any sublessee or assignee to take or omit to take, any action (whether or not such act or omission is otherwise permitted by Lessor or by this Agreement), which will result in the disqualification of any Equipment for, or recapture of, all or any portion of such Tax Benefits.

(c) If as a result of a breach by any representation, warranty or covenant of the Lessee contained in this Agreement or any Schedule (i) tax counsel of Lessor shall determine that Lessor is not entitled to claim on its Federal income tax return all or any portion of the Tax Benefits with respect to any Equipment, or
(ii) any Tax Benefit claimed on the Federal income tax return of Lessor is disallowed or adjusted by the Internal Revenue Service, or (iii) any Tax Benefit is recalculated or recaptured (any determination, disallowance, adjustment, recalculation or recapture being a "Loss"), then Lessee shall pay to Lessor, as an indemnity and as additional rent, an amount that shall, in the reasonable opinion of Lessor, cause Lessor's after-tax economic yields and cash flows to equal the Net Economic Return that would have been realized by Lessor if such Loss had not occurred. Such amount shall be payable upon demand accompanied by a statement describing in reasonable detail such Loss and the computation of such amount. The economic yields and cash flows shall be computed on the same assumptions, including tax rates as were used by Lessor in originally evaluating the transaction ("Net Economic Return"). If an adjustment has been made under
Section 3 then the Effective Rate used in the next preceding adjustment shall be substituted.

(d) All references to Lessor in this Section 14 include Lessor and the consolidated taxpayer group of which Lessor is a member. All of Lessor's rights, privileges and indemnities contained in this Section 14 shall survive the expiration or other termination of this Agreement. The rights, privileges and indemnities contained herein are expressly made for the benefit of, and shall be enforceable by Lessor, its successors and assigns.

15. DISCLAIMER: LESSEE ACKNOWLEDGES THAT IT HAS SELECTED THE EQUIPMENT WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS OR EMPLOYEES. LESSOR DOES NOT MAKE, HAS NOT MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR


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REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE
EQUIPMENT LEASED UNDER THIS AGREEMENT OR ANY COMPONENT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE. All such risks, as between Lessor and Lessee, are to be borne by Lessee. Without limiting the foregoing, Lessor shall have no responsibility or liability to Lessee or any other person with respect to any of the following: (i) any liability, loss or damage caused or alleged to be caused directly or indirectly by any Equipment, any inadequacy thereof, any deficiency or defect (latent or otherwise) of the Equipment, or any other circumstance in connection with the Equipment; (ii) the use, operation or performance of any Equipment or any risks relating to it; (iii) any interruption of service, loss of business or anticipated profits or consequential damages; or (iv) the delivery, operation, servicing, maintenance, repair, improvement or replacement of any Equipment. If, and so long as, no default exists under this Agreement, Lessee shall be, and hereby is, authorized during the term of this Agreement to assert and enforce whatever claims and rights Lessor may have against any Supplier of the Equipment at Lessee's sole cost and expense, in the name of and for the account of Lessor and/or Lessee, as their interests may appear.

16. REPRESENTATIONS AND WARRANTIES OF LESSEE: Lessee makes each of the following representations and warranties to Lessor on the date hereof and on the date of execution of each Schedule.

(a) Lessee has adequate power and capacity to enter into, and perform under, this Agreement and all related documents (together, the "Documents"). Lessee is duly qualified to do business wherever necessary to carry on its present business and operations, including the jurisdiction(s) where the Equipment is or is to be located.


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(b) The Documents have been duly authorized, executed and delivered by Lessee and constitute valid, legal and binding agreements, enforceable in accordance with their terms, except to the extent that the enforcement of remedies may be limited under applicable bankruptcy and insolvency laws.

(c) No approval, consent or withholding of objections is required from any governmental authority or entity with respect to the entry into or performance by Lessee of the Documents except such as have already been obtained.

(d) The entry into and performance by Lessee of the Documents will not: (i) violate any judgment, order, law or regulation applicable to Lessee or any provision of Lessee's Certificate of Incorporation or bylaws; or (ii) result in any breach of, constitute a default under or result in the creation of any lien, charge, security interest or other encumbrance upon any Equipment pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument (other than this Agreement) to which Lessee is a party.

(e) There are no suits or proceedings pending or threatened in court or before any commission, board or other administrative agency against or affecting Lessee, which if decided against Lessee will have a material adverse effect on the ability of Lessee to fulfill its obligations under this Agreement.

(f) The Equipment accepted under any Certificate of Acceptance is and will remain tangible personal property.

(g) Each financial statement delivered to Lessor has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of the most recent financial statement, there has been no material adverse change.

(h) Lessee is and will be at all times validly existing and in good standing under the laws of the State of its incorporation (specified in the first sentence of this Agreement).


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(i) The Equipment will at all times be used for commercial or business purposes.

17. EARLY TERMINATION:

(a) On or after the First Termination Date (specified in the applicable Schedule), Lessee may, so long as no default exists hereunder, terminate this Agreement as to all (but not less than all) of the Equipment on such Schedule as of a rent payment date ("Termination Date"). Lessee must give Lessor at least ninety (90) days prior written notice of this termination.

(b) Lessee shall, and Lessor may, solicit cash bids for the Equipment on an AS IS, WHERE IS BASIS without recourse to or warranty from Lessor, express or implied ("AS IS BASIS"). Prior to the Termination Date, Lessee shall (i) certify to Lessor any bids received by Lessee and (ii) pay to Lessor (A) the Termination Value (calculated as of the rent due on the Termination Date) for the Equipment, and (B) all rent and other sums due and unpaid as of the Termination Date.

(c) If all amounts due hereunder have been paid on the Termination Date, Lessor shall (i) sell the Equipment on an AS IS BASIS for cash to the highest bidder and (ii) refund the proceeds of such sale (net of any related expenses) to Lessee up to the amount of the Termination Value. If such sale is not consummated, no termination shall occur and Lessor shall refund the Termination Value (less any expenses incurred by Lessor) to Lessee.

(d) Notwithstanding the foregoing, Lessor may elect by written notice, at any time prior to the Termination Date, not to sell the Equipment. In that event, on the Termination Date Lessee shall (i) return the Equipment (in accordance with Section 10) and (ii) pay to Lessor all amounts required under Section 17(b) less the amount of the highest bid certified by Lessee to Lessor.


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18. PURCHASE OPTION:

(a) Lessee may at lease expiration purchase all (but not less than all) of the Equipment in any Schedule on an AS IS BASIS for cash equal to its then Fair Market Value (plus all applicable sales taxes). Lessee must notify Lessor of its intent to purchase the Equipment in writing at least one hundred eighty (180) days in advance. If Lessee is in default or if the lease has already been terminated Lessee may not purchase the Equipment.

(b) "Fair Market Value" shall mean the price that a willing buyer (who is neither a lessee in possession nor a used equipment dealer) would pay for the Equipment in an arm's-length transaction to a willing seller under no compulsion to sell. In determining the Fair Market Value the Equipment shall be assumed to be in the condition in which it is required to be maintained and returned under this Agreement. If the Equipment is installed it shall be valued on an installed basis. The costs of removal from current location shall not be a deduction from the value of the Equipment. If Lessor and Lessee are unable to agree on the Fair Market Value at least one hundred thirty-five (135) days before lease expiration, Lessor shall appoint an independent appraiser (reasonably acceptable to Lessee) to determine Fair Market Value. The independent appraiser's determination shall be final, binding and conclusive. Lessee shall bear all costs associated with any such appraisal.

(c) Lessee shall be deemed to have waived this option unless it provides Lessor with written notice of its irrevocable election to exercise the same within fifteen (15) days after Fair Market Value is told to Lessee.

19. MISCELLANEOUS:

(a) LESSEE AND LESSOR UNCONDITIONALLY WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN LESSEE AND LESSOR RELATING TO THE SUBJECT

MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN LESSEE AND LESSOR. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(b) The Equipment shall remain Lessor's property unless Lessee purchases the Equipment from Lessor and until such time Lessee shall only have the right to use the Equipment as a lessee. Any cancellation or termination by Lessor of this Agreement, any Schedule, supplement or amendment hereto, or the lease of any Equipment hereunder shall not release Lessee from any then outstanding obligations to Lessor hereunder. All Equipment shall at all times remain personal property of Lessor even though it may be attached to real property. The Equipment shall not become part of any other property by reason of any installation in, or attachment to, other real or personal property.

(c) Time is of the essence of this Agreement. Lessor's failure at any time to require strict performance by Lessee of any of the provisions hereof shall not waive or diminish Lessor's right at any other time to demand strict compliance with this Agreement. Lessee agrees, upon Lessor's request, to execute any instrument necessary or expedient for filing, recording or perfecting the interest of Lessor. All notices required to be given hereunder shall be deemed adequately given if sent by registered or certified mail to the addressee at its address stated herein, or at such other place as such addressee may have specified in writing. This Agreement and any Schedule and Annexes thereto constitute the entire agreement of the parties with respect to the subject matter hereof. NO VARIATION OR MODIFICATION OF THIS AGREEMENT OR ANY WAIVER OF

ANY OF ITS PROVISIONS OR CONDITIONS SHALL BE VALID UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE PARTIES HERETO.

(d) If Lessee does not comply with any provision of this Agreement, Lessor shall have the right, but shall not be obligated, to effect such compliance, in whole or in part. All reasonable amounts spent and obligations incurred or assumed by Lessor in effecting such compliance shall constitute additional rent due to Lessor. Lessee shall pay the additional rent within five days after the date Lessor sends notice to Lessee requesting payment. Lessor's effecting such compliance shall not be a waiver of Lessee's default.

(e) Any rent or other amount not paid to Lessor when due shall bear interest from the due date until paid, at the lesser of eighteen percent (18%) per annum or the maximum rate allowed by law. Any provisions in this Agreement and any Schedule that are in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto.

(f) Lessee hereby irrevocably authorized Lessor to adjust the Capitalized Lessor's Cost up or down by no more than ten percent (10%) within each Schedule to account for equipment change orders, equipment returns, invoicing errors, and similar matters. Lessee acknowledges and agrees that the rent shall be adjusted as a result of the change in the Capitalized Lessor's Cost. Lessor shall send Lessee a written notice stating the final Capitalized Lessor's Cost if it has changed.

(g) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CONNECTICUT (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE EQUIPMENT.

(h) Any cancellation or termination by Lessor, pursuant to the provisions of this Agreement, any Schedule, supplement or amendment hereto, of the lease of any Equipment hereunder, shall not release Lessee from any then outstanding obligations to Lessor hereunder.

(i) To the extent that any Schedule would constitute chattel paper, as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, no security interest therein may be created through the transfer or possession of this Agreement in and of itself without the transfer or possession of the original of a Schedule executed pursuant to this Agreement and incorporating this Agreement by reference; and no security interest in this Agreement and a Schedule may be created by the transfer or possession of any counterpart of the Schedule other than the original thereof, which shall be identified as the document marked "Original" and all other counterparts shall be marked "Duplicate".

IN WITNESS WHEREOF, Lessee and Lessor have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

LESSOR:
General Electric Capital Corporation
By: Mike Caruso
Name: Mike Caruso
Title: Senior Risk Analyst

LESSEE:
Star Scientific, Inc.
By: Christopher G. Miller
Name: Christopher G. Miller
Title: Chief Financial Officer

NOTICE AND ACKNOWLEDGMENT OF ASSIGNMENT

Reference is hereby made to that certain Master Lease Agreement dated as of June 29, 2001 (the "Lease"), between General Electric Capital Corporation ("Lessor") and Star Scientific, Inc. ("Lessee").

Lessor hereby gives Lessee notice, and Lessee hereby acknowledges receipt of notice, that Lessor has assigned to American Equipment Leasing a Division Of EAB Leasing Corp. ("Assignee"), whose offices are at 540 Upland Avenue, Reading, PA 19611-1970, all right, title, interest and obligations of Lessor (i) to acquire and lease the equipment generally described as Schedule No. AEL-1("Equipment"), and (ii) under the Lease (insofar as the Lease relates to the Equipment and the Designated Schedule (as hereinafter defined). Pursuant to such Assignment, it is contemplated that Assignee will acquire from Lessee and lease to Lessee the Equipment and that the Equipment will be described on one or more Equipment Schedules executed pursuant to the Lease by Assignee and Lessee (collectively, the "Designated Schedule"). Lessee agrees to make all payments of rent and other sums now or hereafter becoming due pursuant to the Designated Schedule or with respect to the equipment described on the Designated Schedule directly to Assignee as Assignee shall direct in Assignee's invoices.

In recognition of Assignee's reliance upon this Notice and Acknowledgment of Assignment, Lessee certifies, confirms and agrees as follows:

1. The Lease and the Designated Schedule have been duly authorized, executed and delivered by Lessee; constitute the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with the terms thereof; are in full force and effect on the date of execution of this notice by such party; are free from all defenses, set-offs and counterclaims; and no default or event which, with the passage of time or the giving of notice, or both, would constitute a default under the Lease has occurred.

2. There are no modifications, amendments or supplements to the Lease which relate to the Designated Schedule; and any future modification, termination, amendment or supplement to the Lease which relates to the Designated Schedule, or settlement of amounts due thereunder which relates to the Designated Schedule, shall be ineffective without Assignee's prior written consent.

3. There has been no prepayment of rent or other sums payable under the Designated Schedule and no casualty has occurred with respect to the Equipment.

4. As of November 1, 2001 there are 36 remaining rental payments of $62,996.11 per month net of taxes under the Designated Schedule. The next rental payment is due on November 1, 2001.

5. Lessee acknowledges and agrees that (i) Assignee shall be the owner of the Equipment and Lessor shall have no interest or authority of any nature regarding the Equipment or the Designated Schedule, (ii) Lessee will deal exclusively with respect to the Designated Schedule with Assignee, and Lessee will deliver all payments and copies of all notices and other communications given or made by Lessee relating to the Designated Schedule and the Equipment to Assignee at the address listed above, (iii) so far as the enforcement of the Designated Schedule is concerned, notwithstanding the existence of other schedules or supplements thereto, the Designated Schedule is separate and severable and Assignee may take enforcement action independently of other lessors, equipment owners or financing parties having an interest in the Lease and other equipment schedules not included in the Designated Schedule, and (iv) Lessee will execute such other instruments and take such actions as Assignee reasonably may require to further confirm the vesting of rights under the Lease in Assignee and Assignee's ownership of the Equipment.

6. Lessee has not received notice of a prior sale, transfer, assignment, hypothecation or pledge of the Designated Schedule or the rents reserved thereunder.

7. Lessee will keep the Lease, the Designated Schedule and the Equipment free and clear of all liens and encumbrances (other than the interest of Lessor, Assignee or parties claiming by, through or under them).

8. All representations and duties of Lessor intended to induce Lessee to enter into the Lease, whether required by the Lease or otherwise, have been fulfilled.

9. Lessee has executed one (1) original each of the Lease and the Designated Schedule (which were delivered to Lessor), and currently has no original of either in its possession.

10. All representations and warranties of the Lessee in the Lease are true and correct.

Accepted and agreed to on this 31st day of October, 2001.

GENERAL ELECTRIC CAPITAL CORPORATION
Lessor
By: Robert R. Blee
Name: Robert R. Blee
Title: Transaction and Syndication Mgr.

STAR SCIENTIFIC, INC.
Lessee
By: Christopher G. Miller
Name: Christopher G. Miller
Title: Chief Financial Officer

November 5, 2001

VIA FEDERAL EXPRESS-PRIORITY

Mr. Chris Miller

Star Scientific, Inc.
801 Liberty Way
Chester, VA 23836

RE: MASTER LEASE AGREEMENT DATED AS OF JUNE 29, 2001 BETWEEN GENERAL ELECTRIC CAPITAL CORPORATION AND STAR SCIENTIFIC, INC.

Dear Mr. Miller:

This letter will serve to amend Equipment Schedule No. AEL-1 as follows:

The date at the top of the schedule will now read November 5, 2001;

The Interim Rent due date referenced in Section B. 11 will now read November 30, 2001; The Base Lease Commencement date referenced in Sections B. 5 and B. 12 will now read December 1, 2001.

All other terms and conditions remain unchanged and in full force and effect.

Please indicate your acknowledgment and acceptance of these changes by signing the bottom portion of this letter and returning it to me.

Sincerely yours,


Jill D. Gerety
Senior Transaction Coordinator

ACKNOWLEDGED & AGREED:

STAR SCIENTIFIC, INC.
By: Christopher G. Miller
Title: Chief Financial Officer

Date: 5 Nov 01

EQUIPMENT SCHEDULE
QUASI
SCHEDULE NO. AEL-1
DATED THIS October____, 2001
TO MASTER LEASE AGREEMENT
DATED AS OF June 29, 2001

Lessor & Mailing Address:
American Equipment Leasing, a Division of EAB Leasing Corp.
540 Upland Ave.
Reading, PA 19611

Lessee & Mailing Address:
Star Scientific, Inc.
801 Liberty Way
Chester, VA 23836

This Schedule is executed pursuant to, and incorporates by reference the terms and conditions of, and capitalized terms not defined herein shall have the meanings assigned to them in, the Master Lease Agreement identified above ("Agreement" said Agreement and this Schedule being collectively referred to as "Lease").

A. Equipment: Subject to the terms and conditions of the Lease, Lessor agrees to Lease to Lessee the Equipment described below (the "Equipment").
Number of Units   Capitalized Lessor's Cost     Manufacturer Serial Number
Model and Type of Equipment
Powell Maxi-Miser tobacco curing barns (including containers/curing bins, furnaces and air circulation/heat exchanger systems) more fully described on Annex A attached hereto and made a part hereof.

B. Financial Terms
1. Advance Rent (if any): $62,996.11
2. Capitalized Lessor's Cost: $1,998,643.04
3. Basic Term (No. of Months): 36 Months
4. Basic Term Lease Rate Factor: 3.151944%
5. Basic Term Commencement Date: November 1, 2001
6. Lessee Federal Tax ID No.: 52-1402131
7. Last Delivery Date: October 31, 2001
8. Daily Lease Rate Factor: .1050648%
9. Option Payment: $1.00
10. First Termination Date: Thirty-six (36) months after the Basic Term Commencement Date.
11. Interim Rent: For the period from and including the Lease Commencement Date to but not including the Basic Term Commencement Date ("Interim Period"), Lessee shall pay as rent ("Interim Rent") for each unit of Equipment, the product of the Daily Lease Rate Factor times the Capitalized Lessor's Cost of such unit times the number of days in the Interim Period. Interim Rent shall be due on October 31, 2001.
12. Basic Term Rent: Commencing on November 1, 2001 and on the same day of each month thereafter (each, a "Rent Payment Date") during the Basic Term, Lessee shall pay as rent ("Basic Term Rent") the product of the Basic Term Lease Rate Factor times the Capitalized Lessor's Cost of all Equipment on this Schedule.

C. Property Tax

APPLICABLE TO EQUIPMENT LOCATED IN Virginia: Lessee agrees that it will not list any of such Equipment for property tax purposes or report any property tax assessed against such Equipment until otherwise directed in writing by Lessor. Upon receipt of any property tax bill pertaining to such Equipment from the appropriate taxing authority, Lessor will pay such tax and will invoice Lessee for the expense. Upon receipt of such invoice, Lessee will promptly reimburse Lessor for such expense.

Lessor may notify Lessee (and Lessee agrees to follow such notification) regarding any changes in property tax reporting and payment responsibilities.

D. Article 2A Notice

IN ACCORDANCE WITH THE REQUIREMENTS OF ARTICLE 2A OF THE UNIFORM COMMERCIAL CODE AS ADOPTED IN THE APPLICABLE STATE, LESSOR HEREBY MAKES THE FOLLOWING DISCLOSURES TO LESSEE PRIOR TO EXECUTION OF THE LEASE. (A) THE PERSON(S) SUPPLYING THE EQUIPMENT IS Various (THE "SUPPLIER(S)"), (B) LESSEE IS ENTITLED TO THE PROMISES AND WARRANTIES, INCLUDING THOSE OF ANY THIRD PARTY, PROVIDED TO THE LESSOR BY SUPPLIER(S), WHICH IS SUPPLYING THE EQUIPMENT IN CONNECTION WITH OR AS PART OF THE CONTRACT BY WHICH LESSOR ACQUIRED THE EQUIPMENT AND (C) WITH RESPECT TO SUCH EQUIPMENT, LESSEE MAY COMMUNICATE WITH SUPPLIER(S) AND RECEIVE AN ACCURATE AND COMPLETE STATEMENT OF SUCH PROMISES AND WARRANTIES, INCLUDING ANY DISCLAIMERS AND LIMITATIONS OF THEM OR REMEDIES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LESSEE HEREBY WAIVES ANY AND ALL RIGHTS AND REMEDIES CONFERRED UPON A LESSEE IN ARTICLE 2A AND ANY RIGHTS NOW OR HEREAFTER CONFERRED BY STATUTE OR OTHERWISE WHICH MAY LIMIT OR MODIFY ANY OF LESSOR'S RIGHTS OR REMEDIES UNDER THE DEFAULT AND REMEDIES SECTION OF THE AGREEMENT.

E. Stipulated Loss and Termination Value Table*

Payment       Termination      Stipulated
Number        Value            Loss Value

1             102.827          102.827
2             100.244          100.244
3             97.643           97.643
4             95.022           95.022
5             92.383           92.383
6             89.725           89.725
7             87.047           87.047
8             84.35            84.35
9             81.633           81.633
10            78.897           78.897
11            76.141           76.141
12            73.365           73.365
13            70.568           70.568
14            67.752           67.752
15            64.915           64.915
16            62.057           62.057
17            59.178           59.178
18            56.279           56.279
19            53.358           53.358
20            50.417           50.417
21            47.453           47.453
22            44.469           44.469
23            41.462           41.462
24            38.434           38.434
25            35.383           35.383
26            32.31            32.31
27            29.215           29.215
28            26.097           26.097
29            22.956           22.956
30            19.793           19.793
31            16.606           16.606
32            13.396           13.396

33            10.162           10.162
34            6.905            6.905
35            3.624            3.624
36            0.319            0.319

*The Stipulated Loss Value or Termination Value for any unit of Equipment shall be the Capitalized Lessor's Cost of such unit multiplied by the appropriate percentage derived from the above table. In the event that the Lease is for any reason extended, then the last percentage figure shown above shall control throughout any such extended term.

F. Modifications and Additions for This Schedule Only

For purposes of this Schedule only, the Agreement is amended as follows:

1. The LEASING Section subsection (b) of the Lease is hereby deleted in its entirety and the following substituted in its stead:

b) The obligation of Lessor to purchase the Equipment from Lessee and to lease the same to Lessee shall be subject to receipt by Lessor, on or prior to the earlier of the Lease Commencement Date or Last Delivery Date therefor, of each of the following documents in form and substance satisfactory to Lessor: (i) a Schedule for the Equipment, (ii) evidence of insurance which complies with the requirements of the INSURANCE Section of the Lease, and (iii) such other documents as Lessor may reasonably request. Once the Schedule is signed, the Lessee may not cancel the Lease.

2. THE RENT ADJUSTMENT Section of the Lease is hereby deleted in its entirety.

3. The DELIVERY, USE AND OPERATION Section subsection (a) of the Lease shall be deleted and the following substituted in its stead:

The parties acknowledge that this is a sale/leaseback transaction and the Equipment is in Lessee's possession as of the Lease Commencement Date.

4. BILL OF SALE

Lessee, in consideration of the Lessor's payment of the amount set forth in B 2. above, which includes any applicable sales taxes (which payment Lessee acknowledges), hereby grants, sells, assigns, transfers and delivers to Lessor the Equipment along with whatever claims and rights Seller may have against the manufacturer and/or Supplier of the Equipment, including but not limited to all warranties and representations. At Lessors request Lessee will cause supplier to deliver to Lessor a written statement wherein the Supplier (i) consents to the assignment to Lessor of whatever claims and rights Lessee may have against the Supplier, (ii) agrees not to retain any security interest, lien or other encumbrance in or upon the Equipment at any time, and to execute such documents as Lessor may request to evidence the release of any such encumbrance, and (iii) represents and warrants to Lessor (x) that Supplier has previously conveyed full title to the Equipment to Lessee, (y) that the Equipment was delivered to Lessee and installation completed, and (z) that the final purchase price of the Equipment (or a specified portion of such purchase price) has been paid by Lessee.

Lessor is purchasing the Equipment for leasing back to Lessee pursuant to the Lease. Lessee represents and warrants to Lessor that (i) Lessor will acquire by the terms of this Bill of Sale good title to the Equipment free from all liens and encumbrances whatsoever, (ii) Lessee has the right to sell the Equipment; and (iii) the Equipment has been delivered to Lessee in good order and condition, and conforms to the specifications, requirements and standards applicable thereto.

Lessee agrees to save and hold harmless Lessor from and against any and all federal, state, municipal and local license fees and taxes of any kind or nature, including, without limiting the generality of the foregoing, any and all excise, personal property, use and sales taxes, and from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions and suits resulting therefrom and imposed upon, incurred by or asserted against Lessor as a consequence of the sale of the Equipment to Lessor.

5. ACCEPTANCE

Pursuant to the provisions of the Lease, as it relates to this Schedule, Lessee hereby certifies and warrants that (i) all Equipment listed above has been delivered and installed (if applicable); (ii) Lessee has inspected the Equipment, and all such testing as it deems necessary has been performed by Lessee, Supplier or the manufacturer; and (iii) Lessee accepts the Equipment for all purposes of the Lease, the purchase documents and all attendant documents.

Lessee does further certify that as of the date hereof (i) Lessee is not in default under the Lease; (ii) the representations and warranties made by Lessee pursuant to or under the Lease are true and correct on the date hereof and (iii) Lessee has reviewed and approves of the purchase documents for the Equipment, if any.

6. EQUIPMENT SPECIFIC PROVISIONS

RETURN PROVISIONS: In addition to the provisions provided for in Section 10 ("Return of Equipment") of the Lease, and provided that Lessee has elected not to exercise its option to purchase or renew the Equipment, Lessee shall, at its expense:

(A) at least one hundred eighty (180) days and not more than two hundred forty
(240) days prior to the expiration of the term of this Lease, provide to lessor a detailed inventory of all components of the Equipment. The inventory should include, but not be limited to, a listing of model, serial numbers, and size description (length, width, height, diameter) for all items of Equipment;

(B) at least one hundred twenty (120) days prior to the expiration of the term of this Lease, upon reasonable notice by Lessor, make the Equipment available for on site operational inspections by potential purchasers and provide personnel, power and other requirements necessary to demonstrate electrical, mechanical and computerized systems for each item of the Equipment;

(C) at least one hundred twenty (120) days prior to expiration or earlier termination of the Lease, upon receiving reasonable notice from Lessor, provide or cause the vendor(s) or manufacturer(s) to provide to Lessor the following documents: (1) one set of service manuals, blue prints, process flow diagrams and operating manuals including replacements and/or additions thereto, such that all documentation is completely up-to-date; (2) one set of documents, detailing equipment configuration, operating requirements, maintenance records, and other technical data concerning the set-up and operation of the Equipment, including replacements and/or additions thereto, such that all documentation is completely up-to-date;

(D) at least ninety (90) days prior to the redelivery of the Equipment, Lessee shall at its own expense, have a manufacturer's representative(s) or a qualified equipment maintenance provider(s), acceptable to Lessor, perform a comprehensive physical inspection(s) to: (1) ensure the equipment is clean and cosmetically acceptable, (2) that the equipment will operate or is capable of being operated in accordance with the manufacturer's recommendations, and (3) in such condition so that it may be immediately installed and placed into use in a similar environment. There shall be no missing screws, bolts, fasteners, etc. The Equipment will be free from all large scratches and dents. All Equipment will be in good working condition and conform to all applicable local, state, federal laws, and health and safety guidelines. There shall be no evidence of extreme use, abuse or overloading, i.e. bowed, cracked, bent or sagging racking, shelving and/or conveyor sections, etc. Any equipment enhancements or additions will revert to the Lessor upon expiration or earlier termination of the lease and shall not effect, in an adverse manner, the Fair Market Value of the Equipment at Lease Expiration. Such additions and enhancements shall be made only with prior written approval of the Lessor whose approval will not be unnecessarily withheld;

(E) provided that, if during such inspection, the Authorized Inspector finds the Equipment not in compliance with Subsection (d) above, then Lessee shall repair or replace any such Equipment with identical or better quality and, after corrective measures are completed, Lessee will provide for a follow-up inspection of the Equipment by the Authorized Inspector as outlined in Subsection (d) above;

(F) permit Lessor or Lessor's authorized representative to video tape the Equipment "under power" at the lessee's facility at a time during normal working hours mutually agreeable to the Lessor and Lessee prior to de-installation;

(G) properly remove all Lessee installed markings which are not necessary for the installation, operation, maintenance or repair of the Equipment;

(H) at Lessor's choice, either (1) allow Lessor, at Lessor's expense, and provided Lessor has provided reasonable notice to Lessee, to arrange for an on-site auction of the Equipment in an assembled and functional state. Any such auction will be conducted no more than sixty (60) days prior to Lease termination and will be conducted in a manner which will not interfere with Lessee's business operations, or (2) at Lessee's expense, provide for the de-installation, packing, and transporting of the Equipment to include, but not limited to, the following: (a) the manufacturer's representative(s) or other person(s) acceptable to Lessor, shall de-install all Equipment including all wire, cable, and mounting hardware; (b) if applicable, the Lessee shall ensure all necessary permits and labor are obtained to redeliver the Equipment; (c) the Equipment shall be packed properly and in accordance to the manufacturer's recommendations; (d) the Lessee shall transport the Equipment in a manner consistent with the manufacturer's recommendations and practices to anywhere within the continental United States as Lessor shall direct, and shall have the equipment unloaded at such location; (e) obtain and pay for a policy(s) of transit insurance for the Equipment in an amount equal to the replacement value of the Equipment and Lessor shall be named as the loss payee on all such policies of insurance, (3) provide free safe storage for the Equipment for a period not to exceed sixty (60) days from Lease expiration or earlier return of the equipment.

7. THE DEFAULT AND REMEDIES Section subsection (b) of the Lease is hereby amended by deleting "retained by Lessor" in the last line thereof and substituting "for the account of Lessee" in its stead.

8. THE INDEMNIFICATION Section subsection (b) and subsection (c) of the Lease are hereby deleted in their entirety and subsection (d) is re-designated subsection (b).

9. END OF BASIC TERM OPTIONS

The PURCHASE OPTION Section subsection (a) of the Lease is hereby deleted in its entirety and the following substituted in its stead:

END OF LEASE PURCHASE OPTION: Lessee may, at lease expiration, purchase all (but not less than all) of the Equipment on any Schedule on an AS IS BASIS for cash equal to the amount indicated on such Schedule (the "Option Payment"), plus all applicable sales taxes. The Option Payment, plus all applicable sales taxes, shall be due and payable in immediately available funds on the expiration date of such Schedule. Lessee must notify Lessor of its intent to purchase the Equipment in writing at least one hundred eighty (180) days prior to the expiration date of the Schedule. If Lessee is in default, or if the Schedule or this Agreement has already been terminated, Lessee may not purchase the Equipment.

10. The following Section is inserted into the Lease after the MISCELLANEOUS
Section:

OWNERSHIP FOR TAX PURPOSES, GRANT OF SECURITY INTEREST: USURT SAVINGS:

(a) For income tax purposes, the parties hereto agree that it is their mutual intention that Lessee shall be considered the owner of the Equipment. Accordingly, Lessor agrees (i) to treat Lessee as the owner of the Equipment on its federal income tax return, (ii) not to take actions or positions inconsistent with such treatment on or with respect to its federal income tax return, and (iii) not to claim any tax benefits available to an owner of the Equipment on or with respect to its federal income tax return. The foregoing undertakings by Lessor shall not be violated by Lessor's taking a tax position inconsistent with the foregoing sentence to the extent such a position is required by law or is taken through inadvertence so long as such inadvertent tax position is reversed by Lessor promptly upon its discovery. Lessor shall in no event be liable to Lessee if Lessee fails to secure any of the tax benefits available to the owner of the Equipment.

(b) Lessee hereby grants to Lessor a first security interest in the Equipment, together with all additions, attachments, accessions, accessories and accessions thereto whether or not furnished by the Supplier of the Equipment and any and all substitutions, replacements or exchanges therefor, and any and all insurance and/or other proceeds of the property in and against which a security interest is granted hereunder. Notwithstanding anything to the contrary contained elsewhere in this Agreement, to the extent that Lessor asserts a purchase money security interest in any items of Equipment ("PMSI Equipment"): (i) the PMSI Equipment shall secure only those sums which have been advanced by Lessor for the purchase of the PMSI Equipment, or the acquisition of rights therein, or the use thereof (the "PMSI Indebtedness"), and (ii) no other Equipment shall secure the PMSI indebtedness.

(c) It is the intention of the parties hereto to comply with any applicable usury laws to the extent that any Schedule is determined to be subject to such laws; accordingly, it is agreed that, notwithstanding any provision to the contrary in any Schedule or this Agreement, in no event shall any Schedule require the payment or permit the collection of interest in excess of the maximum amount permitted by applicable law. If any such excess interest is contracted for, charged or received under any Schedule or this Agreement, or in the event that all of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under any Schedule or this Agreement shall exceed the maximum amount of interest permitted by applicable law, then in such event (i) the provisions of this paragraph shall govern and control, (ii) neither Lessee nor any other person or entity now or hereafter liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by applicable law, (iii) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal balance or refunded to Lessee, at the option of the Lessor, and (iv) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under applicable law as now or hereafter construed by the counts having jurisdiction thereof. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under any Schedule or this Agreement which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from Lessee or otherwise by Lessor in connection with such indebtedness; provided, however, that if any applicable state law is amended or the law of the United States of America preempts any applicable state law, so that it becomes lawful for Lessor to receive a greater interest per annum rate than is presently allowed, the Lessee agrees that, on the effective date of such amendment or preemption, as the case may be, the lawful maximum hereunder shall be increased to the maximum interest per annum rate allowed by the amended state law or the law of the United States of America.

G. Payment Authorization

Lessor is hereby irrevocably authorized and directed to deliver and apply the proceeds due under this Schedule as follows:

Company Name
Star Scientific, Inc.

Wire Transfer Instructions
Sun Trust Bank, Central Virginia
919 East Main Street
Richmond, VA 23219
ABA # 051 000 020
Account Name: Star Scientific, Inc.
Account # 702 182 591

Amount
$1,998,643.04
First month's rent and interim rent, if any, may be deducted from this amount.

Lessor is also authorized to insert certain factually correct information into the Schedule and ancillary documents, including the dates of execution, in order to complete the required documentation. This authorization and direction is given pursuant to the same authority authorizing the above-mentioned financing.

Lessee hereby authorizes Lessor to file a financing statement and amendments thereto describing the Equipment described in this Schedule and adding any other collateral described herein and containing any other information required by the applicable Uniform Commercial Code. Further, Lessee irrevocably grants to lessor the power to sign Lessee's name and generally to act on behalf of Lessee to execute and file financing statements and other documents pertaining to any or all of the Equipment.

H. Authorization to File Uniform Commercial Code Financing Statements and Amendments

Lessee hereby authorizes Lessor to file financing statements and amendments thereto describing the Equipment described in this Schedule and adding any other collateral described herein and containing any other information required by the applicable Uniform Commercial Code.

Except as expressly modified hereby, all terms and provisions of the Agreement shall remain in full force and effect. This Schedule is not binding or effective with respect to the Agreement or Equipment until executed on behalf of Lessor and Lessee by authorized representatives of Lessor and Lessee, respectively.

IN WITNESS WHEREOF, Lessee and Lessor have caused this Schedule to be executed by their duly authorized representatives as of the date first above written.

LESSOR:
AMERICAN EQUIPMENT LEASING,
A DIVISION OF EAB LEASING CORP.
By: Christine Keber
Name: Christine Keber
Title: Supervisor

LESSEE:
STAR SCIENTIFIC, INC.
By: Christopher G. Miller
Name: Christopher G. Miller
Title: Chief Financial Officer

EQUIPMENT SCHEDULE
SCHEDULE NO. S-1
DATED THIS ______________________, 2001
TO MASTER LEASE AGREEMENT
DATED AS OF June 29, 2001

Lessor & Mailing Address:
Southern Pacific Bancapital
8480 East Orchard Road, Suite 6900
Greenwood Village, CO 80111

Lessee & Mailing Address:
Star Scientific, Inc.
801 Liberty Way
Chester, VA 23836

This Schedule is executed pursuant to, and incorporated by reference the terms and conditions of, and capitalized terms not defined herein shall have the meanings assigned to them in, the Master Lease Agreement identified above ("Agreement" said Agreement and this Schedule being collectively referred to as "Lease"). This Schedule, incorporating by reference the Agreement, constitutes a separate instrument of lease.

A. Equipment: Subject to the terms and conditions of the Lease, Lessor agrees to Lease to Lessee the Equipment described below (the "Equipment").

Number of Units       Capitalized Lessor's Cost       Manufacturer Serial Number
Model and Type of Equipment Powell
Maxi-Miser tobacco curing barns (including containers/curing bins, furnaces and air circulation heat exchanger systems) more fully described on Annex A attached hereto and made a part hereof.

B. Financial Terms

1. Advance Rent (if any): $69,974.83
2. Capitalized Lessor's Cost: $2,991,144.10
3. Basic Term (No. of Months): 48 Months

4. Basic Term Lease Rate Factor: 2.3394%
5. Basic Term Commencement Date: September 1, 2001
6. Lessee Federal Tax ID No.: 52-1402131
7. Last Delivery Date: August 31, 2001
8. Daily Lease Rate Factor: 0.078%
9. First Termination Date: N/A.

10. Interim Rent: For the period from and including the Lease Commencement Date to but not including the Basic Term Commencement Date ("Interim Period"). Lessee shall pay as rent ("Interim Rent") for each unit of Equipment, the product of the Daily Lease Rate Factor times the Capitalized Lessor's Cost of such unit times the number of days in the Interim Period. Interim Rent shall be due on August 31, 2001.

11. Basic Term Rent. Commencing on September 1, 2001 and on the same day of each month thereafter (each, a "Rent Payment Date") during the Basic Term. Lessee shall pay as rent ("Basic Term Rent") the product of the Basic Term Lease Rate Factor times the Capitalized Lessor's Cost of all Equipment on this Schedule.

C. Tax Benefits Depreciation Deductions:

1. Depreciation method is the 200% declining balance method, switching to straight line method for the 1st taxable year for which using the straight line method with respect to the adjusted basis as of the beginning of such year will yield a larger allowance.

2. Recovery Period: 7 years.

3. Basis: 100% of the Capitalized Lessor's Cost.

D. Property Tax

APPLICABLE TO EQUIPMENT LOCATED IN Virginia: Lessee agrees that it will not list any of such Equipment for property tax purposes or report any property tax assessed against such Equipment until otherwise directed in writing by Lessor. Upon receipt of any property tax bill pertaining to such Equipment from the appropriate taxing authority, Lessor will pay such tax and will invoice Lessee for the expense. Upon receipt of such invoice, Lessee will promptly reimburse Lessor for such expense.

Lessor may notify Lessee (and Lessee agrees to follow such notification) regarding any changes in property tax reporting and payment responsibilities.

E. Article 2A Notice

IN ACCORDANCE WITH THE REQUIREMENTS OF ARTICLE 2A OF THE UNIFORM COMMERCIAL CODE AS ADOPTED IN THE APPLICABLE STATE, LESSOR HEREBY MAKES THE FOLLOWING DISCLOSURES TO LESSEE PRIOR TO EXECUTION OF THE LEASE, (A) THE PERSON(S) SUPPLYING THE EQUIPMENT IS Various (THE "SUPPLIER(S)"), (B) LESSEE IS ENTITLED TO THE PROMISES AND WARRANTIES INCLUDING THOSE OF ANY THIRD PARTY, PROVIDED TO THE LESSOR BY SUPPLIER(S), WHICH IS SUPPLYING THE EQUIPMENT IN CONNECTION WITH OR AS PART OF THE CONTRACT BY WHICH LESSOR ACQUIRED THE EQUIPMENT AND (C) WITH RESPECT TO SUCH EQUIPMENT, LESSEE MAY COMMUNICATE WITH SUPPLIER(S) AND RECEIVE AN ACCURATE AND COMPLETE STATEMENT OF SUCH PROMISES AND WARRANTIES, INCLUDING ANY DISCLAIMERS AND LIMITATIONS OF THEM OR OF REMEDIES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LESSEE HEREBY WAIVES ANY AND ALL RIGHTS AND REMEDIES CONFERRED UPON A LESSEE IN ARTICLE 2A AND ANY RIGHTS NOW OR HEREAFTER CONFERRED BY STATUTE OR OTHERWISE WHICH MAY LIMIT OR MODIFY ANY OF LESSOR'S RIGHTS OR REMEDIES UNDER THE DEFAULT AND REMEDIES SECTION OF THE AGREEMENT.

F. Stipulated Loss and Termination Value Table*

Payment           Stipulated Loss Value
Number            % of Cost
1                 107.966
2                 106.578
3                 105.175
4                 103.754
5                 102.315
6                 100.861
7                 99.391
8                 97.906
9                 96.406
10                94.892
11                93.363
12                91.817
13                90.256
14                88.681
15                87.089
16                85.481
17                83.859
18                82.219
19                80.580
20                78.927
21                77.260
22                75.578
23                73.880
24                72.168
25                70.440
26                68.697
27                66.939

28                65.165
29                63.375
30                61.569
31                59.747
32                57.909
33                56.055
34                54.185
35                52.298
36                50.394
37                48.473
38                46.536
39                44.581
40                42.609
41                40.620
42                38.613
43                36.589
44                34.546
45                32.486
46                30.408
47                28.311
48                26.196

*The Stipulated Loss Value or Termination Value for any unit of Equipment shall be the Capitalized Lessor's Cost of such unit multiplied by the appropriate percentage derived from the above table. In the event that the Lease is for any reason extended, then the last percentage figure shown above shall control throughout any such extended term.

7. Modifications and Additions for This Schedule Only

For purposes of this Schedule only, the Agreement is amended as follows:

1. The LEASING Section subsection (b) of the Lease is hereby deleted in its entirety and the following substituted in its stead:

b) The obligation of Lessor to purchase the Equipment from Lessee and to lease the same to Lessee shall by subject to receipt by Lessor, on or prior to the earlier of the Lease Commencement Date or Last Delivery Date therefor, of each of the following documents in form and substance satisfactory to Lessor: (i) a Schedule for the Equipment (ii) evidence of insurance which complies with the requirements of the INSURANCE Section of the Lease, and (iii) such other documents as Lessor may reasonably request. Once the Schedule is signed, the Lessee may not cancel the Lease.

2. The DELIVERY, USE AND OPERATION Section subsection (a) of the Lease shall be deleted and the following substituted in its stead:

The parties acknowledge that this is a sale/leaseback transaction and the Equipment is in Lessee's possession as of the Lease Commencement Date.

3. BILL OF SALE

Lessee, in consideration of the Lessor's payment of the amount set forth in B 2. above, which includes any applicable sales taxes (which payment Lessee acknowledges), hereby grants, sells, assigns, transfers and delivers to Lessor the Equipment along with whatever claims and rights Seller may have against the manufacturer and/or Supplier of the Equipment, including but not limited to all warranties and representations. At Lessors request Lessee will cause Supplier to deliver to Lessor a written statement wherein the Supplier (i) consents to the assignment to Lessor of whatever claims and rights Lessee may have against the Supplier, (ii) agrees not to retain any security interest, lien or other encumbrance in or upon the Equipment at any time, and to execute such documents as Lessor may request to evidence the release of any such encumbrance, and (iii) represents and warrants to Lessor (x) that Supplier has previously conveyed full title to the Equipment to Lessee, (y) that the Equipment was delivered to Lessee and installation completed, and (z) that the final purchase price of the Equipment (or a specified portion of such purchase price) has been paid by Lessee.

Lessor is purchasing the Equipment for leasing back to Lessee pursuant to the Lease. Lessee represents and warrants to Lessor that (i) Lessor will acquire by the terms of this Bill of Sale good title to the Equipment free from all liens and encumbrances whatsoever; (ii) Lessee has the right to sell the Equipment; and (iii) the Equipment has been delivered to Lessee in good order and condition, and conforms to the specifications, requirements and standards applicable thereto; and (iv) the equipment has been accurately labeled, consistent with the requirements of 40 CFR part 82 Subpart E, with respect to products manufactured with a controlled (ozone-depleting) substance.

Lessee agrees to save and hold harmless Lessor from and against any and all federal, state, municipal and local license fees and taxes of any kind or nature, including, without limiting the generality of the foregoing, any and all excise, personal property, use and sales taxes, and from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions and suits resulting therefrom and imposed upon, incurred by or asserted against Lessor as a consequence of the sale of the Equipment to Lessor.

4. ACCEPTANCE

Pursuant to the provisions of the Lease, as it relates to this Schedule, Lessee hereby certifies and warrants that (i) all Equipment listed above has been delivered and installed (if applicable); (ii) Lessee has inspected the Equipment, and all such testing as it deems necessary has been performed by Lessee, Supplier or the manufacturer, and (iii) Lessee accepts the Equipment for all purposes of the Lease, the purchase documents and all attendant documents.

Lessee does further certify that as of the date hereof (i) Lessee is not in default under the

Lease; (ii) the representations and warranties made by Lessee pursuant to or under the Lease are true and correct on the date hereof and (iii) Lessee has reviewed and approves of the purchase documents for the Equipment, if any.

5. EQUIPMENT SPECIFIC PROVISIONS

RETURN PROVISIONS: In addition to the provisions provided for in Section 10 ("Return of Equipment") of the Lease, and provided that Lessee has elected not to exercise its option to purchase or renew the Equipment, Lessee shall, at its expense:

(A) at least one hundred eighty (180) days and not more than two hundred forty
(240) days prior to the expiration of the term of this Lease, provide to lessor a detailed inventory of all components of the Equipment. The inventory should include, but not be limited to, a listing of model, serial numbers, and size description (length, width, height, diameter) for all items of Equipment;

(B) at least one hundred twenty (120) days prior to the expiration of the term of this Lease, upon reasonable notice by Lessor, make the Equipment available for on site operational inspections by potential purchasers and provide personnel, power and other requirements necessary to demonstrate electrical, mechanical and computerized systems for each item of the Equipment;

(C) at least one hundred twenty (120) days prior to expiration or earlier termination of the Lease, upon receiving reasonable notice from Lessor, provide or cause the vendor(s) or manufacturer(s) to provide to Lessor the following documents: (1) one set of service manuals, blue prints, process flow diagrams and operating manuals including replacements and/or additions thereto, such that all documentation is completely up-to-date; (2) one set of documents, detailing equipment configuration, operating requirements, maintenance records, and other technical data concerning the set-up and operation of the Equipment, including replacements and/or additions thereto, such that all documentation is completely up-to-date;

(D) at least ninety (90) days prior to the redelivery of the Equipment, Lessee shall at its own expense, have a manufacturer's representative(s) or a qualified equipment maintenance provider(s), acceptable to Lessor, perform a comprehensive physical inspection(s) to: (1) ensure the equipment is clean and cosmetically acceptable, (2) that the equipment will operate or is capable of being operated in accordance with the manufacturer's recommendations, and (3) in such condition that it may be immediately installed and placed into use in a similar environment. There shall be no missing screws, bolts, fasteners, etc. The Equipment will be free from all large scratches and dents. All Equipment will be in good working condition and conform to all applicable local, state, federal laws, and health and safety guidelines. There shall be no evidence of extreme use, abuse or overloading, i.e. bowed, cracked, bent or sagging racking shelving and/or conveyer sections, etc. Any equipment enhancements or additions will revert to the Lessor upon expiration or earlier termination of the lease and shall not effect, in an adverse manner, the Fair Market Value of the Equipment at Lease Expiration. Such additions and enhancements shall be made only with prior written approval of the Lessor whose approval will not be unnecessarily withheld;

(E) provided that, if during such inspection, the Authorized Inspector finds the Equipment not in compliance with Subsection (d) above, then Lessee shall repair or replace any such Equipment with identical or better quality and, after corrective measures are completed, Lessee will provide for a follow-up inspection of the Equipment by the Authorized Inspector as outlined in Subsection (d) above;

(F) permit Lessor or Lessor's authorized representative to video tape the Equipment "under power" at the lessee's facility at a time during normal working hours mutually agreeable to the Lessor and Lessee prior to de-installation;

(G) properly remove all Lessee installed markings which are not necessary for the installation, operation, maintenance or repair of the Equipment;

(H) at Lessor's choice, either (1) allow Lessor, at Lessor's expense, and provided Lessor has provided reasonable notice to Lessee, to arrange for an on-site auction of the Equipment in an assembled and functional state. Any such auction will be conducted no more than sixty (60) days prior to Lease termination and will be conducted in a manner which will not interfere with Lessee's business operations, or (2) at Lessee's expense, provide for the de-installation, packing, and transporting of the Equipment to include, but not limited to, the following: (a) the manufacturer's representative(s) or other person(s) acceptable to Lessor, shall de-install all Equipment including all wire, cable, and mounting hardware; (b) if applicable, the Lessee shall ensure all necessary permits and labor are obtained to redeliver the Equipment; (c) the Equipment shall be packed properly and in accordance to the manufacturer's recommendations; (d) the Lessee shall transport Equipment in a manner consistent with the manufacturer's recommendations and practices to anywhere within the continental United States as Lessor shall direct, and shall have the equipment unloaded at such location; (e) obtain and pay for a policy(s) of transit insurance for the Equipment in an amount equal to the replacement value of the Equipment and Lessor shall be named as the loss payee on all such policies of insurance, (3) provide free safe storage for the Equipment for a period not to exceed sixty (60) days from Lease expiration or earlier return of the equipment.

6. LEASE TERM OPTIONS
Early Lease Term Option
Cancellation Option:
Only on the business day after the twelfth payment is due, and only at 12:01 p.m. Eastern Standard Time, Lessee can terminate the lease agreement under the following conditions: i) Lessee will notify Lessor of such termination in writing 120 days prior to the twelfth payment; ii) Lessee will pay Lessor a termination penalty equal to 67.73% of the original Capitalized Lessor's Cost plus any executory/removal fees and storage costs solely determined by Lessor;
iii) Lessee will package and ship all but not less than all, of the Equipment to a destination designated by Lessor, and iv) Lessee shall provide storage at their sole cost, if requested by Lessor. If any piece of Equipment from this Equipment

Schedule is not returned on the referenced day and time, then the Lease will automatically continue for the duration of the term.

7. END OF BASIC TERM OPTIONS

The PURCHASE OPTION Section subsection (a) of the Lease is hereby amended to read in its entirety as follows:

Purchase Option:

At the expiration of the Base Lease Term, provided Lessee gives one hundred twenty (120) days prior written notice, Lessee shall have the following options with regard to all but not less than all, of the Equipment per schedule (unless otherwise authorized by Lessor): i) Purchase the Equipment for an amount equal to 10% of the original Capitalized Lessor's Cost; ii) Renew the lease for 12 months at a monthly Rental amount equal to .9149% of the original Capitalized Lessor's Cost.

Thereafter, at the end of such Renewal Term, Lessee may a) Purchase the Equipment for its then fair market value; or b) Renew the Lease for the Equipment's then fair market value; or c) Return the Equipment to Lessor to a destination designated by Lessor free of all mortgages, liens, security interest, charges, encumbrances or other claims, in accordance with the terms of the lease.

8. ACCELERATION CLAUSE

In addition to the standard Lease language, Lessor and Lessee agree to the following: If at any time during the term of this Lease Agreement, i) the contract between Brown and Williamson Tobacco Corp. and Lessee is not renewed or is cancelled for any reason; and/or ii) the Lessee does not maintain a ratio of Adjusted Cash Flow to Fixed Charges that exceeds 1.25x for each fiscal year end over the life of the Lease, then the Lessor has a right to accelerate all outstanding lease payments with 30 days notice from Lessor, which is to include, but not limited to, Lease Payments, Taxes and the remaining Balloon. Adjusted Cash Flow defined as earnings, plus interest expense (all interest expense paid or accrued, but not on zero coupon debt), plus taxes, plus depreciation and amortization, plus lease payments. Fixed Charges defined as current portion of long-term debt, plus interest expense (see above), plus dividends, plus capital expenditures (not including lease equipment), plus annual calculated payments under the Master Settlement Agreement due for the current year, plus lease payments.

H. Payment Authorization

Lessor is hereby irrevocably authorized and directed to deliver and apply the proceeds due under this Schedule as follows:

Company Name
Star Scientific, Inc.

Wire Transfer Instructions
SunTrust Bank, Central Virginia
919 East Main Street
Richmond, VA 23219
ABA # 051 000 020
Account Name: Star Scientific, Inc.
Account # 702 182 591

Amount
$2,991,144.10